Exhibit 99.1

August 22, 2025

Dear Fellow Stockholder:

Thank you for your continuing investment in SmartStop Self Storage REIT, Inc. (“SmartStop”). As we all know, on April 3, 2025, we concluded a highly successful ($875.6 million in net proceeds) underwritten public offering (“Offering”) and related listing of newly issued unclassified common stock (“Listed Shares”) on the New York Stock Exchange (“NYSE”). The Listed Shares were offered to the public at a price of $30 per share. Since we began trading on the NYSE (ticker symbol “SMA”), our shares have consistently traded above the original issue price, trading as high as $37.79. This move in our stock was against the backdrop of high levels of volatility and weakness in the other publicly-traded, self-storage companies.

I know that some of our pre-existing stockholders (Class A and Class T) were disappointed in our negotiated initial offering price as it appeared there was a disconnect between that price and our most recent NAV. As the company founder and largest individual beneficial owner of our stock, no one was more disappointed than I. However, the management team and I believed (and still believe) that the Offering was a crucial step toward providing SmartStop access to attractive capital available from the public markets while also addressing an important goal for our pre-existing stockholders: liquidity. We began the public offering process three years ago and waited through volatile market conditions, Fed rate increases and rising inflation for the “right” time. We concluded the time had come in April of this year when we launched the Offering. SmartStop and its management team focused on delivering a robust business plan through the IPO and, in the last six months, have accomplished the following:

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Strengthened our balance sheet by:
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Paying off our acquisition facility in the amount of $175.1 million, including accrued interest, which carried a 7.26% interest rate as of 3/31/2025;
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Paying down an existing credit facility in the amount of $472.1 million, which carried a 7.26% interest rate as of 3/31/2025;
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Redeeming 100% ($203.6 million) of our Series A Convertible Preferred Stock, which carried a 7.0% preferred coupon;
o
Transitioning our Credit Facility and 2032 Private Placement Notes to fully unsecured thereby reducing SmartStop’s borrowing costs on its Credit Facility by approximately 65 basis points;

SmartStop Self Storage | 10 Terrace Road, Ladera Ranch, CA 92694 | 949.429.6600 | smartstop.com

o
Deleveraging our balance sheet to be in line with our peer group, and putting us in a position to achieve a 75 basis point step down in our $150 million 2032 Private Placement Notes; and
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Issuing $500 million principal amount (CAD) private placement senior unsecured notes due 2028 (rated BBB) in all provinces of Canada. These notes bear interest at a fixed rate of 3.91%;
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Received a BBB with stable trends from DBRS Morningstar in May 2025, and received an upgrade from Kroll to BBB/Stable;
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Acquired 10 properties for approximately $232 million (primarily located in top 25 MSAs/CMAs) with another five properties under contract in Alberta, Canada for approximately $73.1 million, bringing SmartStop’s total acquisitions since September 30, 2024 to approximately $500 million;
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Scaled our Managed REIT Platform, which now has approximately $1 billion of assets under management which drive accretive fees to SmartStop, capped off by the successful close down of Blue Door Properties I, DST and the launch of Blue Door Properties II, DST;
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Opened up three new development properties in Canada, including the first purpose-built self storage property in Montréal in over 15 years, managed on behalf of our Managed REITs and branded SmartStop Self Storage;
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Supplemented the expertise of our board of directors with the addition of Ms. Lora Gotcheva, who most recently served as managing director for one of the largest Canadian pension fund managers in the country; and
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Continued to be backed by some of the largest REIT investors in the U.S. and our shares were added to the Russell 3000 Index.

It is the Offering and NYSE listing of our shares that made these transformational transactions and events possible. We have successfully positioned our company for future growth and, as you can see, are expending tremendous efforts to achieve more positive results going forward.

One goal of the Offering and NYSE listing that I mentioned above is stockholder liquidity, which will occur on October 1, 2025 when the six-month lock-up period expires and pre-existing Class A and Class T shares automatically convert into Listed Shares. Many of you may be looking forward to that liquidity event and intend to sell your shares. I have no plans to sell any of my SMA shares in the foreseeable future. In fact, I will be looking for opportunities to purchase additional shares. Why? Because our management team has worked to effectively

SmartStop Self Storage | 10 Terrace Road, Ladera Ranch, CA 92694 | 949.429.6600 | smartstop.com

position SmartStop for future growth and success. The Offering and the NYSE listing focused on creating future value for SmartStop’s stockholders through the public markets and reflect our determination that you, our stockholders, be given every opportunity to participate fully in that future.

We started SmartStop in 2014 with no assets, no liabilities and no shareholders. Today, we have a $4 billion owned and operated North American portfolio, a differentiated retail brand across more than 240 self-storage properties, a savvy tech platform that makes 3 million pricing changes each month with little human interaction, and an experienced and dedicated leadership team. All of this positions us well for future growth in 2025 and 2026.

We are now the 10th largest self-storage company in the U.S., which is something we have accomplished together. We greatly appreciate your support.

Continued Successes,

H. Michael Schwartz
Founder, Chairman & Chief Executive Officer

SmartStop Self Storage | 10 Terrace Road, Ladera Ranch, CA 92694 | 949.429.6600 | smartstop.com